                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------
                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO

                             FILED PURSUANT TO 13d-2

                        (Amendment No. ________________)(1)

                         WESTERN WIRELESS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      CLASS A COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   95988E204
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Not Applicable
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        / / Rule 13d-1(b)
                        / / Rule 13d-1(c)
                        /X/ Rule 13d-1(d)

--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                            Forms
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No.  95988E204                   13G                   Page 2 of 11 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   HELLMAN & FRIEDMAN CAPITAL PARTNERS II, L.P.
   94-3139964

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) /X/
                                                                      (b) /  /

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA

--------------------------------------------------------------------------------
Number of Shares             5.    SOLE VOTING POWER                  NONE
Beneficially Owned By Each
Reporting Person With
                             ---------------------------------------------------
                             6.    SHARED VOTING POWER                13,140,317

                             ---------------------------------------------------
                             7.    SOLE DISPOSITIVE POWER             NONE

                             ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER           13,140,317

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            13,140,317

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /  /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            25.4%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                                            Forms
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No.  95988E204                   13G                   Page 3 of 11 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   H&F ORCHARD PARTNERS, L.P.
   94-3139972

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) /X/
                                                                        (b) /  /

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA

--------------------------------------------------------------------------------
Number of Shares             5.    SOLE VOTING POWER                  NONE
Beneficially Owned By Each
Reporting Person With

                             ---------------------------------------------------
                             6.    SHARED VOTING POWER                1,175,428

                             ---------------------------------------------------
                             7.    SOLE DISPOSITIVE POWER             NONE

                             ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER           1,175,428

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,175,428

-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            /  /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                                            Forms
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 95988E204                    13G                   Page 4 of 11 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   H&F INTERNATIONAL PARTNERS, L.P.
   94-3148959

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) / X/
                                                                      (b) /  /

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA

--------------------------------------------------------------------------------
Number of Shares             5.    SOLE VOTING POWER                  NONE
Beneficially Owned By Each
Reporting Person With
                             ---------------------------------------------------
                             6.    SHARED VOTING POWER                233,252

                             ---------------------------------------------------
                             7.    SOLE DISPOSITIVE POWER             NONE

                             ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER           233,252

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            233,252

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /  /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.6%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                                            Forms
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 95988E204                    13G                   Page 5 of 11 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING  PERSON
   IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   HELLMAN & FRIEDMAN INVESTORS, L.P.
   94-3124217

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) /X/
                                                                        (b) /  /

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA

--------------------------------------------------------------------------------
Number of Shares             5.    SOLE VOTING POWER                  NONE
Beneficially Owned By Each
Reporting Person With
                             ---------------------------------------------------
                             6.    SHARED VOTING POWER                14,548,997

                             ---------------------------------------------------
                             7.    SOLE DISPOSITIVE POWER             NONE

                             ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER           14,548,997

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,548,997

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            /  /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            29.0 %

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                                            Forms
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 95988E204                    13G                   Page 6 of 11 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   HELLMAN & FRIEDMAN INVESTORS, INC.
   94-3124214

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) /X/
                                                                      (b) /  /

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA

--------------------------------------------------------------------------------
Number of Shares             5.    SOLE VOTING POWER                  NONE
Beneficially Owned By Each
Reporting Person With
                             ---------------------------------------------------
                             6.    SHARED VOTING POWER                14,548,997

                             ---------------------------------------------------
                             7.    SOLE DISPOSITIVE POWER             NONE

                             ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER           14,548,997

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,548,997

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             /  /
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            29.0 %

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

            CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                                            Forms
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 95988E204                    13G                   Page 7 of 11 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   HELLMAN FAMILY REVOCABLE TRUST
   ###-##-####

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) /X/
                                                                       (b) /  /

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA

--------------------------------------------------------------------------------
Number of Shares             5.    SOLE VOTING POWER                  NONE
Beneficially Owned By Each
Reporting Person With
                             ---------------------------------------------------
                             6.    SHARED VOTING POWER                14,548,997

                             ---------------------------------------------------
                             7.    SOLE DISPOSITIVE POWER             NONE

                             ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER           14,548,997

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,548,997

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /  /
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            29.0 %

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

            OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

               This statement on Schedule 13G is filed by the Reporting Persons herein named in respect of shares of Class A Common Stock of Western Wireless Corporation that would be obtainable by the Reporting Persons upon conversion of the Class B Common Stock currently held by such persons. Each share of the Class B Common Stock of Western Wireless Corporation is currently convertible into one share of Class A Common Stock of Western Wireless Corporation.

ITEM 1(a).     NAME OF ISSUER

               Western Wireless Corporation

ITEM 1(b).     ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               2001 N.W. Sammamish Rd.
               Issaquah, Washington  98027

ITEM 2(a).     NAME OF PERSONS FILING

               I.       Hellman & Friedman Capital Partners II, L.P. ("HFCP II")
               II.      H&F Orchard Partners, L.P. ("Orchard")
               III.     H&F International Partners, L.P. ("International")
               IV.      Hellman & Friedman Investors, L.P. ("Investors L.P.")
               V.       Hellman & Friedman Investors, Inc. ("Investors Inc.")
               VI.      Hellman Family Revocable Trust ("Trust")

               HFCP II, Orchard and International (the "Partnerships") are the direct owners of the shares disclosed in Item 4. The sole general partner of the Partnerships is Investors L.P. The sole general partner of Investors L.P. is Investors Inc. The sole shareholder of Investors Inc. is the Trust. Mr. F. Warren Hellman is a director of Investors Inc. and a trustee of the Trust. The investment decisions of Investors Inc. are made by an executive committee, of which Mr. Hellman and Mr. John L. Bunce, Jr. are voting members. The executive committee indirectly exercises sole voting and investment power with respect to the shares held by the Partnerships. As members of the executive committee, Mr. Hellman and Mr. Bunce could be deemed to beneficially own such shares, but they disclaim such beneficial ownership except to the extent of their indirect pecuniary interest in such shares.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE
               I - VI One Maritime Plaza, Suite 1200 San Francisco, California 94111

ITEM 2(c).     CITIZENSHIP

               I - VI                    California

ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               I - VI                    Class A Common Stock, No Par Value

               The shares of Class A Common Stock described as beneficially owned by the Reporting Persons herein may be acquired by the Reporting Persons upon conversion of shares of Class B Common Stock held by such Persons.

ITEM 2(e).     CUSIP NUMBER

               95988E204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A

               N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX. /  /

ITEM 4.  OWNERSHIP

               The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:


                                                                           POWER TO VOTE           POWER TO DISPOSE
                                                                           -------------           ----------------
                                               NO. OF SECURITIES
                   PERSON                     BENEFICIALLY OWNED(1)     SOLE        SHARED        SOLE        SHARED
                   ------                     ------------------        ----        ------        ----        ------
Hellman & Friedman Capital Partners II, L.P.        13,140,317            0       13,140,317       0        13,140,317
H&F Orchard Partners, L.P.                           1,175,428            0       1,175,428        0        1,175,428
H&F International Partners, L.P.                       233,252            0        233,252         0         233,252
Hellman & Friedman Investors, L.P.                  14,548,997            0       14,548,997       0        14,548,997
Hellman & Friedman Investors, Inc.                  14,548,997            0       14,548,997       0        14,548,997
Hellman Family Revocable Trust                      14,548,997            0       14,548,997       0        14,548,997


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               N.A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               N.A.
----------
     (1) Represents shares of Class B Common Stock currently held by the Reporting Persons; each share of Class B Common Stock is presently convertible into one share of Class A Common Stock.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 12, 1999
     ----------------------
             Date               Hellman & Friedman Capital Partners II, L.P.
                                H&F Orchard Partners, L.P.
                                H&F International Partners, L.P.

                                By:      Hellman & Friedman Investors, L.P.
                                         Its General Partner, By
                                         Hellman & Friedman Investors, Inc.,
                                         Its General Partner

                                         By:        /s/  Georgia Lee
                                              -------------------------------
                                                           Vice President

                                Hellman & Friedman Investors, L.P.

                                By:      Hellman & Friedman Investors, Inc.,
                                         Its General Partner

                                         By:        /s/  Georgia Lee
                                              -------------------------------
                                                           Vice President

                                Hellman & Friedman Investors, Inc.

                                         By:        /s/  Georgia Lee
                                              -------------------------------
                                                           Vice President

                                Hellman Family Revocable Trust

                                         By:        /s/  F. Warren Hellman
                                              -------------------------------
                                                           Trustee